Exhibit 6.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made to be effective on September 23, 2008, (“Effective Date”) between CHERRY, INC., a Delaware corporation (the “Company”), and D. M. Rusty Moore, Jr. (the “Employee”). The Company and the Employee are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”

WHEREAS, the Employee has substantial business knowledge and expertise in the conduct of the Business (as defined in Section 11 below) and the Company desires to retain the knowledge, expertise and experience of the Employee to assist in the operations and management of the Company and its Subsidiaries (as defined in Section 11 below);

WHEREAS, Employee acknowledges that the Company and its Subsidiaries expend substantial resources establishing long term relationships with their customers, clients and suppliers and Employee will from time to time during the course of his employment be exposed to such customers, clients and suppliers and prospective customers, clients and suppliers;

WHEREAS, Employee acknowledges that in connection with his employment Employee will have access to valuable Confidential Information (as defined in Section 6 below) including, but not limited to, the Company’s and its Subsidiaries’ methods of doing business, business plans and trade secrets;

WHEREAS, Employee was previously issued an aggregate number of shares of common stock in the Company representing 20% of the total common shares issued and outstanding, and was issued warrants for an aggregate number of shares representing 10% of the total common shares outstanding; and

WHEREAS, the Company desires that the Employee have certain post-employment restrictions for a reasonable period of time following his separation from the Company.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment; Term. The Company will employ Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement. The term of this Agreement (“Term”) shall begin immediately on the Effective Date and shall continue through the third anniversary of the Effective Date, subject to automatic extension as provided below and unless sooner terminated as provided in Section 5 hereof. Beginning with the first anniversary date of the Effective Date, and continuing with each anniversary date thereafter, the term of the Agreement shall automatically be extended in additional, successive one-year increments, with the result that the Term will have a remaining duration of three years upon each and every anniversary. Notwithstanding the foregoing, the Term shall not be extended if either party gives the other party written notice of its/his intent to not extend the Agreement at least one hundred and twenty (120) days prior to anniversary upon which the extension would otherwise occur.

2. Position and Duties.

(a) During the Employment Period, Employee will serve as the Chairman and Chief Executive Officer (“CEO”) of the Company and shall report directly to the Company’s Board of Directors. Employee will have the normal duties, responsibilities and authority for such a position in an organization of the size and nature of the Company.

(b) During the Employment Period, Employee will devote substantial time and attention to the business and affairs of the Company and its Subsidiaries and to the performance of such duties as may be assigned to him from time to time by the Company, although Employee shall remain free to pursue other business interests that are not competitive with the Company. Employee will act in the best interest of the Company and its Subsidiaries. Employee will perform his duties, responsibilities and functions on behalf of the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy and businesslike manner.

3. Compensation.

(a) During the Employment Period, Employee’s base salary will be no less than $250,000.00 per annum “Base Salary”. Employee’s Base Salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices.

(b) In addition to the Base Salary, during the Employment Period Employee will be eligible to participate in any incentive bonus plan approved by the Company.

(c) In addition to the Base Salary, during the Employment Period and continuing thereafter as provided herein, Employee will be entitled to receive commissions, overrides and renewals from sales commissions and fees generated by all representatives, agents and associates within the sales organization(s) under Employee’s direction or authority. Upon the termination or expiration of the Employment Period, such commissions, overrides and/or renewals shall be fully vested and payable to Employee, or any entity designated by Employee, for the greater of Employee’s lifetime or twenty (20) years.

(d) All amounts payable to Employee hereunder will be subject to all required withholding by the Company.

4. Benefits. In addition to the Base Salary and other compensation provided for in Section 3 above, Employee will be entitled to the following benefits during the Employment Period:

(a) Employee will be entitled to participate in the Company’s health and welfare benefit programs and vacation and other benefit programs for which other C-Level executives of the Company and its Subsidiaries are generally eligible, subject to any eligibility requirements of such plans and programs.

(b) The Company will reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

5. Termination.

(a) Notwithstanding Section 1 of this Agreement, Employee’s employment with the Company and the Employment Period will end on the earlier of (i) the Employee’s voluntary resignation, death or mental or physical disability or incapacity (as determined by a physician selected by the Company in its good faith judgment), or (ii) termination by the Company at any time with Cause (as defined below). Except as otherwise provided herein, any termination of the Employment Period by the Company or by the Employee will be effective as specified in a written notice from the terminating Party to the other Party.

(b) If the Employment Period is terminated pursuant to Section 5(a)(i) above, or by the Company with Cause or if the Employee resigns for any reason other than Good Reason, then Employee will only be entitled to receive his Base Salary through the date of termination and will not be entitled to any other salary, bonus, severance, compensation or benefits from the Company or any of its Subsidiaries or affiliates thereafter, other than those expressly required under applicable law (such as the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(c) If (i) during the Employment Period Employee’s employment with the Company is terminated by the Company without Cause or by the Employee with Good Reason (as defined below) and, in either case, (ii) Employee executes a standard release in favor of the Company, its Subsidiaries and their affiliates in form and substance satisfactory to the parties and such release becomes effective and is not revoked, (iii) Employee complies with the terms of this Agreement, Employee will be entitled to receive his Base Salary for a period equal to the remainder of the Initial Term, any incentive bonus payments that would otherwise be due and payable to Employee during the Initial Term, and any and all vested commissions, overrides and renewals as described and provided in Section 3(c) above. The severance payments payable to Employee pursuant to this clause (c) of this Section will be paid at the time and in the manner set forth in Section 3 hereof. Notwithstanding the foregoing, if the Company is a “public company” within the meaning of Internal Revenue Code Section 409A, any amounts payable to Employee during the first six months and one day following the date of termination pursuant to this Section 5(c) will be deferred until the date which is six months and one day following such termination, and if such payments are required to be so deferred the first payment will be in an amount equal to the total amount to which Employee would otherwise have been entitled during the period following the date of termination of employment if deferral had not been required.

(d) Except as otherwise expressly provided herein, all of Employee’s rights to salary, bonuses, fringe benefits, severance and other compensation hereunder or under any policy or program of the Company or any of its Subsidiaries which accrue or become payable on or after the termination of the Employment Period will cease upon such termination other than those expressly required under applicable law (such as COBRA).

(e) For purposes of this Agreement, “Cause” will mean (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty or disloyalty, (ii) reporting to work under the influence of alcohol, (iii) the use of illegal drugs (whether or not at the workplace) or engaging in other unlawful conduct, even if not in conjunction with his duties hereunder, which causes the Company or any of its Subsidiaries public disgrace or disrepute, (iv) repeated failure to perform material duties as reasonably directed by the Board, (v) willful misconduct with respect to the performance of Employee’s duties hereunder, (vi) obtaining any personal profit not thoroughly disclosed to and approved by the Company in connection with any transaction entered into by, or on behalf of, the Company or any of its Subsidiaries, (vii) willful violation of any material personnel rules or policies established by the Company or any of its Subsidiaries which, if curable, is not cured within fifteen (15) days after written notice thereof to Employee, or (viii) any material breach of this Agreement, which, if curable, is not cured within fifteen (15) days after written notice thereof to Employee. For purposes of this Agreement, “Good Reason” shall mean (i) Employee is assigned duties materially inconsistent with the Employee’s position as Chairman and CEO, provided that any such assignment of duties (x) shall only constitute “Good Reason” during the ninety (90) day period following the date of such assignment (after which it shall be deemed waived by Employee if prior thereto Employee has not exercised his right to resign for “Good Reason”), and (y) shall not constitute “Good Reason” if the assignment is remedied within ten (10) days after written notice thereof by the Employee to the Company, (ii) any material breach of this Agreement by the Company, which breach is not cured within ten (10) business days following written notice to the Company of such breach, (iii) the Company requiring Employee, without Employee’s prior consent, to be permanently based at any office located more than sixty (60) miles from the Company’s office at which Employee is based as of the date of this Agreement, excluding travel reasonably required in the performance of Employee’s duties hereunder and travel consistent with Employee’s activities prior to the Effective Date, (iv) any reduction in Employee’s Base Salary, (v) any reduction or adverse adjustment to Employee’s commissions, overrides or renewals, (vi) any requirement that Employee report to someone other than the Board of Directors, or (vii) a successor’s failure to assume this Agreement.

6. Confidential Information. Employee recognizes and acknowledges that the continued success of the Company and its Subsidiaries depends upon the use and protection of a large body of confidential and proprietary information and that Employee will have access to certain Confidential Information of the Company, its Subsidiaries and affiliates and other Persons with which the Company and its Subsidiaries do business, and that such Confidential Information constitutes valuable, special and unique property of the Company, its Subsidiaries and affiliates and such other Persons. “Confidential Information” will be interpreted to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Subsidiaries’ or affiliates’ (including their predecessors) current or potential business, (ii) not generally or publicly known, and (iii) not in Employee’s possession prior to it being furnished or provided to Employee by the Company. Confidential Information includes, without limitation, the information, observations and data obtained by Employee while employed by the Company and its Subsidiaries (or any of their predecessors) concerning the business or affairs of the Company or any of its Subsidiaries or affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ or affiliates’ business or industry, the identities of the current, former or prospective employees, suppliers and customers of the Company or its Subsidiaries, development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, locations of sales representatives, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment. The Employee agrees that he will use the Confidential Information only as necessary and only in connection with the performance of his duties hereunder. Employee agrees that he will not disclose to any unauthorized Person or use for his own or any other purposes (except as described in the immediately preceding sentence) any Confidential Information without the prior written consent of the Company, unless and to the extent that (a) the Confidential Information becomes generally known to and available for use by the public other than as a result of Employee’s acts or omissions or (b) Employee is ordered by a court of competent jurisdiction to disclose Confidential Information, provided that in such circumstance Employee must (i) provide prompt written notice of such order to the Company and (ii) cooperate with the Company when revealing such Confidential Information to such court.

7. Return of Corporate Property. Employee acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by Employee concerning any information relating to the business of the Company or any of its Subsidiaries, whether confidential or not, are the property of the Company. Employee will deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to the Company or any of its Subsidiaries which includes, but is not limited to, any materials that contain, embody or relate to the Confidential Information, Work Product (as defined in Section 8 below) or the business of the Company or any of its Subsidiaries, which he may then possess or have under his control. The Employee will take any and all actions reasonably deemed necessary or appropriate by the Company from time to time in its sole discretion to ensure the continued confidentiality and protection of the Confidential Information. The Employee will notify the Company promptly and in writing of any circumstances of which Employee has knowledge relating to any possession or use of any Confidential Information by any Person other than those authorized by the terms of this Agreement.

8. Intellectual Property Rights. Employee acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company’s or any of its Subsidiaries’ or affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee prior to or while employed by the Company and its Subsidiaries (collectively, the “Work Product”) belong to the Company or such Subsidiary. All Work Product created by Employee while employed by the Company will be considered “work made for hire,”

and as such, the Company is the sole owner of all rights, title, and interests therein. All other rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of Employee’s rights to any copyrights or copyright registrations related thereto, are conveyed, assigned and transferred to the Company pursuant to this Agreement. Employee will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments). All Work Product made within six months after expiration of the Employment Period will be presumed to have been conceived during the Employment Period, unless the Employee can prove conclusively that it was created after the Employment Period.

9. Non-Solicitation.

(a) In further consideration of the compensation to be paid to Employee hereunder, Employee acknowledges that in the course of his employment with the Company and its Subsidiaries (and their predecessors) he has, and will continue to, become familiar with the Company’s and its Subsidiaries’ trade secrets, methods of doing business, business plans and other valuable Confidential Information concerning the Company and its Subsidiaries and their customers and suppliers and that his services have been and will be of special, unique and extraordinary value to the Company and its Subsidiaries. Employee agrees that, so long as Employee is employed by the Company or any of its Subsidiaries and continuing for one (1) year thereafter (the “Restricted Period”), Employee will not, directly or indirectly, anywhere in the Applicable Area (whether on his own account, or as an employee, consultant, agent, partner, manager, joint venturer, owner, operator or officer of any other Person, or in any other capacity): (i) recruit, solicit or otherwise attempt to employ or retain or enter into any business relationship with any current or former employee of or consultant to the Company or any of its Subsidiaries, (ii) induce any current or former employee of, or consultant to, the Company or any of its Subsidiaries, to leave the employ of the Company or any such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any their employees or consultants, or (iii) employ or retain or enter into any business relationship with any person who was an employee of or consultant to the Company or any of its Subsidiaries (provided, however that Employee may hire, employ or retain former employees and consultants to the Company and Subsidiaries after such former employees or consultants have ceased to be employed or otherwise engaged by the Company or any of its Subsidiaries for a period of at least twelve (12) months).

(b) During the Restricted Period Employee will not, directly or indirectly, in any manner (whether on his own account, as an owner, operator, officer, director, partner, manager, employee, agent, contractor, consultant or otherwise) call on, solicit or service any Customer with the intent of selling or attempting to sell any service or product similar to the services or products sold by the Company or any of its Subsidiaries.

(c) Employee acknowledges and agrees that the restrictions contained in this Section 9 with respect to time, geographical area, and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its Subsidiaries and that Employee has had the opportunity to review the provisions of this Agreement with his legal counsel. In particular, the Employee agrees and acknowledges that the Company is currently engaging in business and actively marketing its services and products throughout the Applicable Area, the Company and its Subsidiaries expend significant time and effort developing and protecting the confidentiality of their methods of doing business, customer lists, long term customer relationships and trade secrets and such methods, customer lists, customer relationships and trade secrets have significant value. However, if, at the time of enforcement of this Section 9, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, the Parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.

(d) In the event of a breach by Employee of any of the provisions of Sections 6, 7, 8 or this Section 9, the Company and any of its Subsidiaries, in addition and supplementary to any other rights and remedies existing in their favor, may be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Employee of this Section 9, the Restricted Period will be tolled until such breach or violation has been duly cured.

(e) If either Party (i) brings any action or proceeding to enforce any provision of this Agreement or to obtain damages as a result of a breach of this Agreement or to enjoin any breach of this Agreement and (ii) prevails in such action or proceeding, then the losing Party will, in addition to any other rights and remedies available to the Company, reimburse the other Party for any and all reasonable costs and expenses (including attorneys’ fees) incurred in connection with such action or proceeding.

10. Employee’s Representations. Employee hereby represents and warrants to the Company that (i) he has entered into this Agreement of his own free will for no consideration other than as referred to herein, (ii) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (iii) Employee is not a party to or bound by any employment, non-competition, confidentiality or other similar agreement with any other Person and (iv) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that Employee has had the opportunity to consult with independent legal counsel regarding Employee’s rights and obligations under this Agreement and that Employee fully understands the terms and conditions contained herein.

11. Definitions.

“Applicable Area” means (a) within any state of the United States in which the Company or any of its Subsidiaries is engaged in Business.

“Business” means the business of owning or operating any business involved in providing investment advice and financial services to its Customers.

“Customer” means any Person who:

(a)	purchased products or services from the Company or any Subsidiary during the three (3) years prior to the date of termination of Employee’s employment;

(b)	was called upon or solicited by the Company or any Subsidiary during such three (3) year period if Employee had direct or indirect contact with such Person as an employee of the Company or any Subsidiary during his employment with the Company or any Subsidiary; or

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.

“Subsidiaries” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company or any corporation or other entity of which the Company or one of their Subsidiaries serves as the managing member or in a similar capacity, in each case either directly or through one of more Subsidiaries.

12. Survival. Sections 5 through 26 will survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

13. Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Employee:

D. M. Rusty Moore, Jr.

7005 Dogwood Creek Lane

Dallas, Texas 75252

Notices to the Company:

Cherry, Inc.

Two Galleria Tower 10th Floor

Dallas, Texas 75240

Attention: CFO/COO

Facsimile: 972-450-6001

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

14. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way. Upon the Effective Date, Employee hereby releases and waives any claims or rights he may have under any prior agreement or understanding he may have with the Company or any of its Subsidiaries, affiliates or predecessors, including, but not limited to, any claim for severance or other benefits.

16. Counterparts. This Agreement may be executed in separate counterparts (including by facsimile signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17. No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the parties hereto, and no rule of strict construction will be applied against any Person.

18. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns. Employee may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company. The Company may assign its rights and obligations hereunder, without the consent of, or notice to, the Employee, to any of the Company’s affiliates or any Subsidiary of the Company or to any Person that acquires the Company or any portion of its business or its assets, in which case all references to the Company will refer to such assignee.

19. Choice of Law; Exclusive Venue. THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN TEXAS OR THE TEXAS STATE COURT IN TARRANT COUNTY, TEXAS (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE.

20. Mutual Waiver of Jury Trial. THE COMPANY AND EMPLOYEE EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE COMPANY AND THE EMPLOYEE EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

21. Effective Date. This Agreement will become effective on the date first written above (the “Effective Date”).

22. Withholding; 280G. The Company and its Subsidiaries will be entitled to deduct or withhold from any amounts owing to Employee any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Employee’s compensation or other payments from the Company or any of its Subsidiaries or Employee’s ownership interest in the Company or any of its Subsidiaries or its parent (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Employee will indemnify and hold harmless the Company and its Subsidiaries for any amounts paid with respect to any such Taxes. Notwithstanding anything contained in this Agreement to the contrary to the extent that any of the payments and benefits provided for under this Agreement together with any payments or benefits under any other agreement or arrangement between the Company and Employee (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code.

23. Corporate Opportunities. During the Employment Period, Employee will submit to the Company all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware which relate to the businesses of the Company or its Subsidiaries as such businesses of the Company or its Subsidiaries exist at any time during the Employment Period (“Corporate Opportunities”). During the Employment Period, unless approved by the Company, Employee will not accept or pursue, directly or indirectly, any Corporate Opportunities on Employee’s own behalf.

24. Assistance in Proceedings. During the Employment Period Employee will cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company or any Subsidiary (including, without limitation, Employee being available to the Company and its Subsidiaries upon reasonable notice for interviews and factual investigations, appearing at the Company’s or any Subsidiary’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company and its Subsidiaries all pertinent information and turning over to the Company and its Subsidiaries all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with Employee’s other permitted activities and commitments). In the event the Company or any Subsidiary requires Employee’s cooperation in accordance with this Section 24, the Company will pay Employee a reasonable per diem as determined by the Company and reimburse Employee for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

25. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date first written above.

COMPANY

CHERRY, INC.

/s/ Sherry Bohannon	By:	/s/ Tim Conboy Director
Sherry Bohannon, Sr. Vice Pres.		[Name] [Position]

EMPLOYEE

/s/ P. Steven Patterson	By:	/s/ Dewey Moore
P. Steven Patterson, Secretary		D. M. Rusty Moore, Jr.

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